EXHIBIT 99-1

For Immediate Release

Goldfield Commences Latest Luxury Waterfront Development In Florida

MELBOURNE, Florida, November 22, 2005 - The Goldfield Corporation (AMEX: GV) today announced that it has commenced construction of Pineapple House, a multi-phase residential condominium project in Melbourne, Florida.

Pineapple House is located in the heart of the Olde Eau Gallie Riverfront District. The first phase is an eight-story building containing 33 units. Most of these units are already under contract (with non-refundable deposits) at sales prices ranging from $450,000 to $1,500,000. This initial building is expected to be completed in mid-2007. Approval has been received for two additional buildings containing a total of 44 units, planned to be constructed on the two-acre Pineapple House site.

The units will feature a unique combination of luxury amenities, waterfront views of the Indian River, on-site parking, and easy access to the nearby residential, cultural, and commercial districts. The site is within short walking distance to stores and eateries, along with the local museum, library, civic center, several parks, and a community pier. Residents also will have quick access to the area’s major employment centers, beaches, and major thoroughfares.

“We are very excited about the Pineapple House project, which will be unlike any other in the area. The new development will showcase the area’s spectacular riverfront views and unique historic district lifestyle,” said John H. Sottile, President of Goldfield.

Pineapple House is designed as part of a major redevelopment initiative in Melbourne’s Olde Eau Gallie Riverfront District. The District’s redevelopment committee is considering a variety of improvements, including a river walk, outdoor town square gathering area, improved parking, lighting and street beautification.

Funding for construction of Pineapple House will be provided from a $14 million secured bank revolving line of credit.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast.

Statements in this release are based on current expectations. These statements are forward-looking, and actual results may differ materially. For further details, see the company’s filings with the Securities and Exchange Commission.

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Further Information
Investors:
The Goldfield Corporation
321-724-1700
investorrelations@goldfieldcorp.com